EXHIBIT 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Acme United Corporation on Form S-8 (File Nos. 333-220282, 333-206440, 333-198220, 333-190623, 333-183351, 333-176314, 333-168801, 333-161392, 333-145516, 333-126478, 333-70348, 333-70346, 333-84505, 333-84509, 333-84499, 333-26739, and 333-26737) of our report dated March 15, 2018, with respect to our audits of the consolidated financial statements of Acme United Corporation and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended and our report dated March 15, 2018 with respect to our audit of the effectiveness of internal control over financial reporting of Acme United Corporation and Subsidiaries as of December 31, 2017, which reports are included in this Annual Report on Form 10-K of Acme United Corporation for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New Haven, Connecticut

March 15, 2018